SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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BERKSHIRE HATHAWAY INC.

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BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 2, 2009

TO THE SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the Qwest Center Omaha, 455 North 10th Street, Omaha, Nebraska, on May 2, 2009 at 3:15 p.m. for the following purposes:

1.	To elect directors.

2.	To act on a shareholder proposal, if properly presented at the meeting.

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 4, 2009 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 3555 Farnam Street, Omaha, Nebraska, during the ten days prior to the meeting.

You are requested to date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Corporation and will be voted as indicated in the accompanying proxy statement and proxy. A return envelope is provided which requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed.

Prior to the formal annual meeting, just as in recent years, the doors will open at the Qwest Center at 7:00 a.m. and the movie will be shown at 8:30 a.m. At 9:30 a.m., the question and answer period will commence. The question and answer period will last until 3:00 p.m. (with a short break for lunch). After a recess, the formal Annual Meeting of Shareholders will convene at 3:15 p.m.

By order of the Board of Directors

FORREST N. KRUTTER, Secretary

Omaha, Nebraska

March 13, 2009

A shareholder may request meeting credentials for admission to the meeting by completing and promptly returning to the Company the meeting credential order form accompanying this notice. Otherwise, meeting credentials may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. For a record owner, possession of a proxy card will be adequate identification. For a beneficial-but-not-of-record owner, a copy of a broker’s statement showing shares held for his or her benefit on March 4, 2009 will be adequate identification.

BERKSHIRE HATHAWAY INC.

3555 Farnam Street

Omaha, Nebraska 68131

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 2, 2009

This statement is furnished in connection with the solicitation by the Board of Directors of Berkshire Hathaway Inc. (hereinafter “Berkshire” or “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held on Saturday, May 2, 2009 at 3:15 p.m. and at any adjournment thereof. This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 13, 2009. If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date. Solicitation of proxies will be made solely by mail at the Corporation’s expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

As of the close of business on March 4, 2009, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 1,057,573 shares of Class A Common Stock (hereinafter called “Class A Stock”) and 14,749,861 shares of Class B Common Stock (hereinafter called “Class B Stock”). Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to one-two-hundredth (1/200) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Stock and Class B Stock vote together as a single class. Only shareholders of record at the close of business on March 4, 2009 are entitled to vote at the Annual Meeting or at any adjournment thereof.

The presence at the meeting, in person or by proxy, of the holders of Class A Stock and Class B Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. However, pursuant to the Berkshire Hathaway Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

A majority of votes properly cast upon any other question shall decide the question. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question and accordingly will have no effect. Shareholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2009.

The Proxy Statement for the Annual Meeting of Shareholders to be held on May 2, 2009 and the 2008 Annual Report to the Shareholders are available at www.berkshirehathaway.com/eproxy.

1.	ELECTION OF DIRECTORS

At the 2009 Annual Meeting of Shareholders, a Board of Directors consisting of eleven members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

Upon the recommendation of the Governance, Compensation and Nominating Committee, the members of the Board of Directors have nominated for election the eleven current directors of the Corporation. Certain information with respect to nominees for election as directors is contained in the following table:

WARREN E. BUFFETT, age 78, has been a director of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. Mr. Buffett is a controlling person of the Corporation. He is also a director of The Washington Post Company.

HOWARD G. BUFFETT, age 54, has been a director of the Corporation since 1993. For more than the past five years, Mr. Buffett has been President of Buffett Farms and President of the Howard G. Buffett Foundation, a charitable foundation that directs funding for humanitarian, conservation and education related issues. He is also a director of Lindsay Manufacturing Co.

SUSAN L. DECKER, age 46, has been a director of the Corporation since 2007. Ms. Decker has been the President of Yahoo! Inc., a global Internet brand, since June 2007. From December 2006 to June 2007 she served as head of its Advertiser and Publisher Group. From June 2000 through June 2007, she served as Yahoo! Inc.’s Chief Financial Officer. Ms. Decker is also a director of Costco Wholesale Corporation and Intel Corporation.

WILLIAM H. GATES III, age 53, has been a director of the Corporation since 2005. For more than the past five years, Mr. Gates has been Chairman of the Board of Directors of Microsoft Corporation, a software company. Mr. Gates was the Chief Executive Officer of Microsoft Corporation from its incorporation in 1981 until January 2000.

DAVID S. GOTTESMAN, age 82, has been a director of the Corporation since 2003. For more than the past five years, he has been a principal of First Manhattan Co., an investment advisory firm.

CHARLOTTE GUYMAN, age 52, has been a director of the Corporation since 2003. Ms. Guyman was a general manager with Microsoft Corporation until July 1999 and has been retired since that time. She is currently Vice Chairman of the Board of Directors of UW Medicine, an academic medical center.

DONALD R. KEOUGH, age 82, has been a director of the Corporation since 2003. For more than the past five years, he has been Chairman of Allen & Company, an investment banking firm. Mr. Keough currently is a director of InterActive Corp. and The Coca-Cola Company.

CHARLES T. MUNGER, age 85, has been a director and Vice Chairman of the Corporation’s Board of Directors since 1978. Since 1984, he has been Chairman of the Board of Directors and Chief Executive Officer of Wesco Financial Corporation, approximately 80%-owned by the Corporation. He has also served as President of Wesco Financial Corporation since May 2005. Mr. Munger is also Chairman of the Board of Directors of Daily Journal Corporation and a director of Costco Wholesale Corporation.

THOMAS S. MURPHY, age 83, has been a director of the Corporation since 2003. Mr. Murphy has been retired since 1996. He was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. from 1966 to 1990 and from February 1994 until his retirement in 1996.

RONALD L. OLSON, age 67, has been a director of the Corporation since 1997. For more than the past five years, he has been a partner in the law firm of Munger, Tolles & Olson LLP. He is also a director of City National Corporation, Edison International, Southern California Edison and The Washington Post Company and he is a trustee of Western Asset Funds.

WALTER SCOTT, JR., age 77, has been a director of the Corporation since 1988. For more than the past five years, he has been Chairman of the Board of Directors of Level 3 Communications, Inc., which is engaged in telecommunications and computer outsourcing and is a successor to certain businesses of Peter Kiewit Sons’ Inc. He is also a director of Peter Kiewit Sons’ Inc. and Valmont Industries Inc.

The Governance, Compensation and Nominating Committee (“Governance Committee”) of the Board of Directors has concluded that the following directors are independent in accordance with the director independence standards of the New York Stock Exchange, and has determined that none of them has a material relationship with the Corporation which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director: Susan L. Decker; William H. Gates III; David S. Gottesman; Charlotte Guyman; Donald R. Keough; Thomas R. Murphy and Walter Scott, Jr.

In making its determination with respect to Mr. Scott, the Governance Committee considered his role as a director of and the holder of 10.8% of the voting stock of MidAmerican Energy Holdings Company in which the Corporation owns approximately 87.4% (diluted) of the voting stock. The Governance Committee also considered the agreement between the Corporation and Mr. Scott that requires Mr. Scott and his related family interests, before selling their MidAmerican shares, to give the Corporation the right of first refusal to purchase their shares (if the Corporation is legally permitted to buy them) or the opportunity to assign its right to purchase to a third party (if it is not legally permitted to buy them). That same agreement also gives Mr. Scott and his related family interests the right to put their shares to the Corporation (if the Corporation is legally permitted to buy them) at fair market value to be determined by independent appraisal if the sellers do not agree with the price offered by the Corporation, and payable in Berkshire shares. The Governance Committee considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Corporation, as well as business wisdom and ownership of Berkshire shares. The Governance Committee concluded that Mr. Scott’s relationships, rather than interfering with his ability to be independent from management, are consistent with the business and financial substance that have made and continue to make him an independent director.

In making its determination with respect to Mr. Gates, the Governance Committee considered that Mr. Gates and his wife are trustees of the Bill and Melinda Gates Foundation (“Gates Foundation”) that since 2006 received donations from Warren Buffett of 1,426,250 Class B shares of the Corporation. These shares were received in connection with Mr. Buffett’s pledge to donate Class B Stock to the Gates Foundation over the remainder of Mr. Buffett’s life. Terms of his pledge are described on Berkshire’s website at www.berkshirehathaway.com under the heading “Letters from Warren E. Buffett Regarding Pledges to Make Gifts of Berkshire Stock.” The Governance Committee considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Corporation, as well as business wisdom and ownership of Berkshire shares. The Governance Committee concluded that Mr. Gates relationship had no impact on his independence and that he continued to qualify as an independent director.

Howard G. Buffett is the son of Warren Buffett. Ronald L. Olson is a partner of the law firm of Munger, Tolles & Olson LLP. Munger, Tolles & Olson LLP rendered legal services to the Corporation and its subsidiaries in 2008 and has been rendering services in 2009. The Corporation and its subsidiaries paid fees of $6.9 million to Munger, Tolles & Olson LLP during 2008.

When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the eleven nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the annual meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Board of Directors’ Meetings, Committees, Directors’ Compensation and Nominations

Board of Directors’ actions were taken in 2008 at the Annual Meeting of Directors that followed the 2008 Annual Meeting of Shareholders and at two special meetings. Each director attended all meetings of the Board and of the Committees of the Board on which he or she served except that Charlotte Guyman was not present at one Audit Committee meeting. Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders. All directors of the Corporation at the date of the 2008 Annual Meeting of Shareholders attended that meeting.

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. The Audit Committee consists of Charlotte Guyman, Donald R. Keough and Thomas S. Murphy. The Board of Directors has determined that Mr. Murphy is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual. The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and the Corporation’s internal audit function. The Audit Committee meets periodically with the Corporation’s independent public accountants, Director of Internal Audit and members of management and reviews the Corporation’s accounting policies and internal controls. The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit. The Audit Committee held seven formal meetings during 2008. The Board of Directors adopted an Audit Committee Charter on April 29, 2000 and subsequently amended and restated the Charter on February 17, 2004. The amended Audit Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131.

The Board of Directors has established a Governance, Compensation and Nominating Committee and adopted a charter to define and outline the responsibilities of its members. A copy of the Governance, Compensation and Nominating Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The Governance, Compensation and Nominating Committee consists of Susan L. Decker, David S. Gottesman and Walter Scott, Jr., all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance, Compensation and Nominating Committee is to assist the Board of Directors by a) recommending governance guidelines applicable to Berkshire; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of Berkshire’s Chief Executive Officer and performing other compensation oversight; d) reviewing related persons transactions and e) assisting the Board with other related tasks, as assigned from time to time. The Governance, Compensation and Nominating Committee met twice during 2008.

In identifying director nominees, the Governance, Compensation and Nominating Committee looks for individuals who have a meaningful interest in Berkshire stock, are shareholder-oriented and possess business savvy. With respect to the selection of director nominees at the 2009 Annual Meeting of Shareholders, the Governance, Compensation and Nominating Committee recommends the Board nominate each of the eleven directors currently serving on the Board.

Berkshire’s Governance, Compensation and Nominating Committee has a policy under which it will consider recommendations presented by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation”. The Secretary must receive the recommendation by December 21, 2009, for it to be considered by the Committee for the 2010 Annual Meeting of Shareholders. The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the New York Stock Exchange. The Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates.

Directors of the Corporation or its subsidiaries who are employees or spouses of employees do not receive fees for attendance at directors’ meetings. A director who is not an employee or a spouse of an employee receives a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the Audit Committee receives a fee of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders.

The following table provides compensation information for the year ended December 31, 2008 for each non-management member of the Corporation’s Board of Directors.

	Fees Earned or Paid in Cash	Total

Howard G. Buffett	$2,700	$2,700
Susan L. Decker	2,700	2,700
William H. Gates III	2,700	2,700
David S. Gottesman	2,700	2,700
Charlotte Guyman	6,700	6,700
Donald R. Keough	6,700	6,700
Thomas S. Murphy	6,700	6,700
Ronald L. Olson	2,700	2,700
Walter Scott, Jr.	2,700	2,700

Governance, Compensation and Nominating Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors currently consists of Walter Scott, Jr., David S. Gottesman and Susan L. Decker. None of these individuals has at any time been an officer or employee of the Company. During 2008, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors or Governance, Compensation and Nominating Committee served as an executive officer.

Meetings of Non-Management and Independent Directors

A meeting of non-management directors was held following the annual meeting of the full Board of Directors on May 5, 2008. Mr. Ronald L. Olson presided as ad hoc chair of the meeting. In addition, following that meeting, a meeting of directors determined to be independent was held. Mr. Walter Scott, Jr. presided as ad hoc chair of that meeting. A shareholder or other interested party wishing to contact the non-management directors or independent directors, as applicable, should send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s non-management directors or independent directors, as applicable.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on Berkshire’s website at www.berkshirehathaway.com. A copy of the Corporate Governance Guidelines also may be obtained at no charge by written request to the attention of the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics for all Berkshire directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Business Conduct and Ethics is available on Berkshire’s website at www.berkshirehathaway.com. A copy of the Code of Business Conduct and Ethics may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 3555 Farnam Street, Omaha, NE 68131.

Related Persons Transactions

The Charter of the Governance, Compensation and Nominating Committee (“Committee) includes procedures for the review, approval and ratification of any Related Persons Transaction (“Transaction”) as defined in the regulations of the Securities and Exchange Commission. The procedures require that all requests for review of proposed Transactions or ratification of Transactions be referred to the Chairman of the Committee or directly to the Committee. The full Committee reviews any Transaction which the Chairman concludes is material to the Company or which the Chairman is unable to review. Only Transactions which the Committee or its Chairman finds to be in the best interests of Berkshire and its stockholders are approved or ratified. The Chairman reports all Transactions which he reviews to the Committee annually for ratification. Berkshire is not aware of any Transaction entered into since January 1, 2008, or currently proposed, in which a Related Person had, or will have, a direct or indirect material interest.

Compensation Discussion and Analysis

Berkshire’s program regarding compensation of its executive officers is different from most public company programs. Mr. Buffett’s compensation is reviewed annually by the Governance, Compensation and Nominating Committee (“Committee”) of the Corporation’s Board of Directors. Due to Mr. Buffett’s desire that his compensation remain unchanged, the Committee has not proposed an increase in Mr. Buffett’s compensation since the Committee was created in 2004. Prior to that time Mr. Buffett recommended to the Board of Directors the amount of his compensation. Mr. Buffett’s annual compensation has been $100,000 for over the last 25 years and he has advised the Committee that he would not expect or desire it to increase in the future.

The Committee has established a policy that: (i) neither the profitability of Berkshire Hathaway nor the market value of its stock are to be considered in the compensation of any executive officer; and (ii) all compensation paid to executive officers of Berkshire Hathaway be deductible under Internal Revenue Code Section 162 (m). Under the Committee’s compensation policy, Berkshire does not grant stock options to executive officers. The Committee has delegated to Mr. Buffett the responsibility for setting the compensation of Berkshire’s two other executive officers.

Like Mr. Buffett, Mr. Munger has been paid an annual salary of $100,000 for over the last 25 years. Mr. Buffett does not anticipate that Mr. Munger’s compensation will be increased in the future. Both Mr. Buffett and Mr. Munger will on occasion utilize Berkshire personnel and/or have Berkshire pay for minor items such as postage or phone calls that are personal. Mr. Buffett and Mr. Munger reimburse Berkshire for these costs by making an annual payment to Berkshire in an amount that is equal to or greater than the costs that Berkshire has incurred on their behalf. During 2008, Mr. Buffett reimbursed Berkshire $50,000 and Mr. Munger reimbursed Berkshire $5,500. In addition, during 2008, Berkshire provided personal and home security services for Warren E. Buffett. The cost for these services was $315,709. Mr. Buffett and Mr. Munger do not use Company cars or belong to clubs to which the Company pays dues. It should also be noted that neither Mr. Buffett nor Mr. Munger utilizes corporate-owned aircraft for personal use. Each of them is personally a fractional NetJets owner, paying standard rates, and they use Berkshire owned aircraft for business purposes only.

Factors considered by Mr. Buffett in setting Mr. Hamburg’s salary are typically subjective, such as his perception of Mr. Hamburg’s performance and any changes in functional responsibility. Mr. Buffett also sets the compensation for each of the CEO’s of Berkshire’s significant operating businesses. He utilizes several different incentive arrangements, with their terms dependent on such elements as the economic potential or capital intensity of the business. The incentives can be large and are always tied to the operating results for which a CEO has authority. These incentives are never related to measures over which the CEO has no control.

The following table discloses the compensation received for the three years ended December 31, 2008 by the Corporation’s Chief Executive Officer and its other executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation		All Other Compensation		Total Compensation
		Salary	Bonus
Warren E. Buffett	2008	$100,000	—	$75,000	(2)	$175,000
Chief Executive Officer/	2007	100,000	—	75,000	(2)	175,000
Chairman of the Board	2006	100,000	—	114,250	(2)	214,250

Marc D. Hamburg	2008	775,000	—	11,500	(3)	786,500
Senior Vice President/Chief	2007	712,500	—	11,250	(3)	723,750
Financial Officer	2006	662,500	—	11,000	(3)	673,500

Charles T. Munger (1)	2008	100,000	—	—		100,000
Vice Chairman of the Board	2007	100,000	—	—		100,000
	2006	100,000	—	—		100,000

(1)	Mr. Munger is compensated by a Berkshire subsidiary.
(2)	Represents the value of director’s fees received by Mr. Buffett from certain non-subsidiary companies in which Berkshire has significant investments.
(3)	Represents contributions to a subsidiary’s defined contribution plan in which Mr. Hamburg participates.

Governance, Compensation and Nominating Committee Report

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s 2009 Shareholder Meeting Schedule 14A Proxy Statement, filed Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the review and discussion referred to above, we recommend that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy. Submitted by the members of the Governance, Compensation and Nominating Committee of the Board of Directors.

Walter Scott, Jr., Chairman	Susan L. Decker
David S. Gottesman

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2008 all filing requirements applicable to its officers, directors, and greater than ten-percent shareholders were complied with.

Security Ownership of Certain Beneficial Owners and Management

Warren E. Buffett, whose address is 3555 Farnam Street, Omaha, NE 68131, is a nominee for director and the only person known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s Class A or Class B Stock. Beneficial ownership of the Corporation’s Class A and Class B Stock on February 28, 2009 by Mr. Buffett and by any other executive officers and directors of the Corporation who own shares is shown in the following table:

Name	Title of Class of Stock	Shares Beneficially Owned (1)		Percentage of Outstanding Stock of Respective Class (1)	Percentage of Aggregate Voting Power of Class A and Class B (1)		Percentage of Aggregate Economic Interest of Class A and Class B (1)
Warren E. Buffett	Class A	350,000		33.1
	Class B	2,018,105		13.7	31.8	(2)	26.9
Howard G. Buffett	Class A	1,406	(3)	0.1
	Class B	15,877	(3)	0.1	0.1		0.1
Susan L. Decker	Class A	—		*
	Class B	10		*	*		*
William H. Gates III	Class A	4,350	(4)	0.4
	Class B	1,342,350	(4)	9.1	1.0		3.2
David S. Gottesman	Class A	20,221	(5)	1.9
	Class B	40,264	(5)	0.3	1.8		1.4
Charlotte Guyman	Class A	100		*
	Class B	12		*	*		*
Donald R. Keough	Class A	70	(6)	*
	Class B	—		*	*		*
Charles T. Munger	Class A	13,181		1.2
	Class B	—		*	1.2		0.9
Thomas S. Murphy	Class A	1,137		0.1
	Class B	22		*	0.1		0.1
Ronald L. Olson	Class A	276	(7)	*
	Class B	323	(7)	*	*		*
Walter Scott, Jr.	Class A	100	(8)	*
	Class B	—		*	*		*
Directors and executive	Class A	390,841		36.9
officers as a group	Class B	3,416,963		23.2	36.0		32.6

*	less than 0.1%.

(1)

Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. Each share of Class A Stock is convertible into thirty shares of Class B Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Class B Stock which such shareholder may acquire upon conversion of the Class A Stock. In order to avoid overstatement, the amount of Class B Stock beneficially owned does not take into account such shares of Class B Stock which may be acquired upon conversion (an amount which is equal to 30 times the number of shares of Class A Stock held by a shareholder). The percentage of outstanding Class B Stock is based on the total number of shares of Class B Stock outstanding as of March 4, 2009 and does not take into account shares of Class B Stock which may be issued upon conversion of Class A Stock.

(2)

Mr. Buffett has entered into a voting agreement with Berkshire providing that, should the combined voting power of Berkshire shares as to which Mr. Buffett has or shares voting and investment power exceed 49.9% of Berkshire’s total voting power, he will vote those shares in excess of that percentage proportionately with votes of the other Berkshire shareholders.

(3)

Includes 1,396 Class A shares and 15,828 Class B shares held by a private foundation and for which Mr. Buffett possesses voting and investment power but with respect to which Mr. Buffett disclaims any beneficial interest.

(4)

Includes 4,050 shares held by a single-member limited liability company of which Mr. Gates is the sole member and 1,342,350 Class B shares owned by the Bill & Melinda Gates Foundation Trust of which Mr. Gates and his wife are co-trustees but with respect to which Mr. and Mrs. Gates disclaim any beneficial interest.

(5)

Includes 13,910 Class A shares and 40,264 Class B shares as to which Mr. Gottesman or his wife has shared voting power and 11,271 Class A shares and 39,749 Class B shares as to which Mr. Gottesman or his wife has shared investment power. Mr. Gottesman has a pecuniary interest in 10,022 Class A shares included herein.

(6)	Does not include 8 Class A shares owned by Mr. Keough’s wife.

(7)	Includes 156 Class A shares and 23 Class B shares held by three trusts for which Mr. Olson is sole trustee but with respect to which Mr. Olson disclaims any beneficial interest.

(8)	Does not include 10 Class A shares owned by Mr. Scott’s wife.

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as the Corporation’s principal independent public accountants for 2008. Representatives from that firm will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

The following table shows the fees paid or accrued for audit services and fees paid for audit-related, tax and all other services rendered by Deloitte for each of the last two years (in millions):

	2008	2007
Audit Fees (a)	$29.6	$24.4
Audit-Related Fees (b)	1.6	1.3
Tax Fees (c)	1.5	1.6
All Other Fees	—	—

	$32.7	$27.3

(a)	Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Corporation’s insurance subsidiaries and certain of its non-insurance subsidiaries and comfort letters, consents and other services related to SEC matters.

(b)	Audit-related fees primarily include fees for certain audits of subsidiaries not required for purposes of Deloitte’s audit of the Corporation’s consolidated financial statements or for any other statutory or regulatory requirements, audits of certain subsidiary employee benefit plans and consultations on various accounting and reporting matters.

(c)	Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance, tax return preparation and tax audits.

The Audit Committee has considered whether the non-audit services provided to the Company by Deloitte impaired the independence of Deloitte and concluded that they did not.

The services performed by Deloitte were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee on May 5, 2003. The policy provides guidelines for the audit, audit related, tax and other non-audit services that may be provided by Deloitte to the Company. The policy (a) identifies the guiding principles that must be considered by the audit Committee in approving services to ensure that Deloitte’s independence is not impaired; (b) describes the audit, audit related and tax services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, requests to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the Company’s independent auditor and its Chief Financial Officer. All requests for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Company’s Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Review of Deloitte’s Independence

On October 23, 2008, Deloitte & Touche LLP (“Deloitte”), our registered public accounting firm, advised us that it had become aware that a former Deloitte partner, who had been the advisory partner on Deloitte’s client service team for the Company from 2001 until his resignation from Deloitte in September 2008 (the “Former Advisory Partner”), had traded in our securities. Deloitte subsequently informed us that it believed the Former Advisory Partner had traded in our securities on six occasions during 2005 and 2006. Deloitte concluded that these securities transactions violated the SEC’s auditor independence rules, as well as Deloitte’s own policies on auditor independence. Deloitte conducted an internal review and concluded that the Former Advisory Partner’s actions did not impair Deloitte’s objectivity or impartiality or that of the engagement team that has conducted our audits.

The Company’s Deloitte audit engagement team consisted of a lead client service partner, who had responsibility for all substantive issues with respect to the planning, scope and conduct of the audit, an engagement quality assurance review partner, additional professional staff (including several other partners responsible for the oversight of audit procedures performed at several of the Company’s major subsidiaries) and the Former Advisory Partner, who functioned primarily in a client relationship and client service assessment role and had no substantive or technical role in the audit. The Former Advisory Partner attended most Audit Committee meetings. His primary role was to function in a client relationship role, including conducting Deloitte’s annual client service assessments, and he did not review any substantive audit matters with the Audit Committee or Company management. The Former Advisory Partner attended one or more of the Company’s annual meetings of shareholders as one of the Deloitte representatives attending those meetings. Neither the Former Advisory Partner nor any other Deloitte representatives spoke at any of these meetings and no questions were asked of Deloitte. On November 5, 2008, Deloitte reported to the Audit Committee the results of its investigation of the involvement of the Former Advisory Partner in actual audit matters. Deloitte reviewed its national office consultation logs from 2001 through September 2008 and determined that there was no indication of the Former Advisory Partner’s involvement in any national office consultations. Deloitte determined that the Former Advisory Partner’s role on the audit engagement did not involve participation in the scoping or execution of Deloitte’s audit of the Company’s annual financial statements or Deloitte’s review of quarterly financial statements. Deloitte concluded that the Former Advisory Partner performed his role as advisory partner in a manner that did not influence the audit engagement partners or any other members of the audit engagement team responsible for the audit in a manner that would impact the engagement team’s objectivity or impartiality. On November 5, 2008, Deloitte also provided a draft letter to the Audit Committee concluding the actions of the Former Advisory Partner did not impair Deloitte’s past or continuing independence.

Following Deloitte’s disclosure, the Audit Committee initiated its own review with the assistance of the Company’s senior management and outside counsel selected by the Audit Committee for this purpose. The review included an examination of our relationship to the Former Advisory Partner and his role on our engagement. Over the course of the review, outside counsel examined a substantial number of documents and communications from Deloitte’s and the Company’s files, including the Former Advisory Partner’s annual goals and assessments, his annual independence certifications, his personal office files related to Berkshire, minutes of Audit Committee meetings and email and other documents relating to our audit engagement. The review included interviews conducted by outside counsel of Deloitte’s current and former lead client service partners. The Audit Committee and outside counsel also met with senior Company management and senior management of Deloitte. The review confirmed Deloitte’s findings that the Former Advisory Partner met with our Audit Committee as well as senior Company management, for the purpose of enhancing Deloitte’s client service to us rather than participating in the audit or review of the Company’s financial statements. In the course of an Audit Committee meeting, each of the members of the Audit Committee, as well as senior Company management, confirmed that their experiences with the Former Advisory Partner were consistent with these findings. Based on this review, and considering the points spelled out in the next paragraph, the Audit Committee concluded that the Former Advisory Partner had functioned in a client relationship role and had not been substantively involved in the audit or influenced any substantive portion of any audit or review of our financial statements.

Following completion of the review, the Audit Committee concluded, consistent with Deloitte’s conclusion, reconfirmed in Deloitte’s letter to the Audit Committee issued January 5, 2009, that Deloitte’s impartiality or objectivity related to its audits of Berkshire has not been compromised and therefore, notwithstanding the violation of the independence rules, Deloitte’s independence was not impaired. In reaching this conclusion, the Audit Committee took into consideration the following: (i) the Former Advisory Partner is no longer a partner or otherwise affiliated with Deloitte; (ii) the Former Advisory Partner did not disclose his investments to Deloitte, in contravention of Deloitte’s independence policies; (iii) the Former Advisory Partner’s role on the audit engagement did not involve participation in the scoping or execution of Deloitte’s audit of the Company’s annual financial statements or Deloitte’s review of quarterly financial statements, or his participation in determining or influencing the conclusion on any technical consultations with Deloitte’s national office regarding Berkshire matters; (iv) Deloitte concluded that the Former Advisory Partner performed his role as advisory partner in a manner that did not influence the audit engagement partners or any other members of the audit engagement team responsible for the audit in a manner that would impact the engagement team’s objectivity or impartiality; (v) there is no indication of independence issues with respect to other members of the engagement team; (vi) while the Former Advisory Partner attended most meetings of the Audit Committee and occasional meetings with management, the Former Advisory Partner did not participate in the consideration or review of substantive issues relating to any audit process or regarding the accounting treatment of any items appearing on the Company’s financial statements; (vii) the nature and extent of interaction between the Former Advisory Partner and members of management and the Audit Committee was limited to matters related to the relationship between Deloitte and the Company and did not include substantive involvement with any significant accounting or financial reporting positions or the audit scope and related findings; (viii) Deloitte issued a report, dated January 5, 2009, to the Audit Committee reaffirming Deloitte’s independence per the requirements of the rule issued by the Public Company Accounting Oversight Board; and (ix) Deloitte represents that it has in place a quality control system that meets the requirements of the SEC and the Public Company Accounting Oversight Board, and provides reasonable assurance that the accounting firm and its employees do not lack independence. The Company and Deloitte separately reported their conclusions to the SEC Staff.

Report of the Audit Committee

February 25, 2009

To the Board of Directors of Berkshire Hathaway Inc.

We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in the Corporation’s 2008 Annual Report to Shareholders and at Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit” and Securities and Exchange Commission rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183a.

We have received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and have discussed with Deloitte & Touche LLP its independence from the Corporation.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, we recommend to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2008 in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Corporation’s 2008 Annual Report to Shareholders.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Submitted by the members of the Audit Committee of the Board of Directors.

Thomas S. Murphy, Chairman

Charlotte Guyman

Donald R. Keough

2.	SHAREHOLDER PROPOSAL

Joseph G. Petrofsky, P.O. Box 1070, Nevada City, CA 95959, trustee and trustor of the Petrofsky Community Revocable Trust which is the beneficial owner of 9 shares of Class B Common, has given notice that he intends to present the following proposal for consideration at the Annual Meeting.

SUSTAINABILITY REPORT RESOLUTION

Whereas:

Sustainability requires balancing the needs of the present with the environmental, economic and social needs of the future. Berkshire Hathaway invests in and owns a broad array of companies for which sustainability issues, such as climate change, human rights, and securing a “license to operate” from local communities affect core business.

Sustainable business includes “encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees,

government, local communities, and non-governmental organizations), and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.” (Dow Jones Sustainability Group)

Sustainability reporting is a mechanism through which a company can demonstrate that it is taking the necessary steps to identify, understand, monitor, and manage sustainability issues, such as managing finite natural resources, changing public policies and public expectations.

We believe that such a reporting process could help Berkshire Hathaway to better integrate and gain strategic value from existing corporate social responsibility programs, identify gaps and opportunities, develop company-wide communications, and publicize innovative practices or respond to critiques. Mainstream institutional investors are using information on companies’ social and environmental practices to inform investment decisions.

As shareholders, we believe that the economic, environmental, and social problems posed by PacifiCorp’s Klamath River dams exemplify the need for Berkshire Hathaway to develop a sustainability report. Berkshire Hathaway is majority owner of Mid American Energy Holdings Company, of which PacifiCorp is a wholly owned subsidiary.

PacifiCorp owns on the Klamath River near the California/Oregon border a complex of dams that block all migration of native anadramous fish such as salmon, steelhead, and lamprey over 350 miles of historic spawning habitat and create reservoirs that produce massive blooms of toxic blue-green algae each summer posing a heath risk to local communities. The river and salmon are cornerstones of Native Tribes of the Klamath Basin including the Yurok, Karuk, and Klamath.

Economic studies by the California Energy Commission and the Federal Energy Regulatory Commission have concluded that dam removal would be cheaper than bringing the dams into compliance with current environmental laws.

On November 13, 2008, PacifiCorp agreed in principle to a plan to remove four dams in the Klamath River by 2020.

RESOLVED:    Shareholders request that the Board of Directors issue a sustainability report to shareholders, produced at reasonable cost and omitting proprietary information, by October 1, 2009.

SUPPORTING STATEMENT

We recommend that the report include the company’s definition of sustainability, as well as a review of how company policies, practices, and metrics affect long-term social and environmental sustainability.

We recommend that Berkshire Hathaway use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“the Guidelines”) to prepare the report. The Guidelines provide guidance on report content, including performance in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that allows omission of content that is not relevant to company operations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors does not believe that a Global Reporting Initiative (GRI)-based sustainability report is an effective or prudent use of our resources and recommends that our shareholders vote against this proposal. We recognize the importance of sustainability considerations to our shareholders and to the future of Berkshire and its subsidiary companies, but providing such a report would require a substantial commitment of time and money without resulting in a meaningful additional benefit to our shareholders or otherwise.

For the reasons stated above, the Board of Directors recommends that you vote “no.”

3.	OTHER MATTERS

As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice other than the approval of the minutes of the last Annual Meeting of Shareholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his or her best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

Annual Report

The Annual Report to the Shareholders for 2008 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2008 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to: Forrest N. Krutter, Secretary, Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Class A or Class B Stock of the Corporation on March 4, 2009. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2008 Form 10-K is also available through the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).

Proposals of Shareholders

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2010 Annual Meeting must be received by the Corporation by November 17, 2009. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail — return receipt requested. Shareholders who intend to present a proposal at the 2010 Annual Meeting without including such proposal in the Corporation’s proxy statement must provide the Corporation notice of such proposal no later than February 1, 2010. The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

Omaha, Nebraska	FORREST N. KRUTTER, Secretary

March 13, 2009

P R O X Y

BERKSHIRE HATHAWAY INC.

Annual Meeting of Shareholders to be held on May 2, 2009

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Marc D. Hamburg and Walter Scott, Jr., or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Class A Common Stock (CLA) and Class B Common Stock (CLB) of the undersigned at the 2009 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the proposal for Election of Directors and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ELECTING ALL NOMINEES.

PLEASE SIGN ON REVERSE SIDE AND MAIL PROMPTLY

IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2009.

The Board Recommends a Vote For Item 1.					The following material is available at www.berkshirehathaway.com/eproxy.
					Proxy Statement	Annual Report

1. Election of Directors

Nominees: Warren E. Buffett, Charles T. Munger, Howard G. Buffett, Susan L. Decker, William H.

Gates III, David S. Gottesman, Charlotte Guyman,

Donald R. Keough, Thomas S. Murphy, Ronald L.

Olson and Walter Scott, Jr.

					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

	☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title.

☐					Signature:	Date

For, except vote withheld from the above nominee(s).					Signature:	Date

The Board Recommends a Vote Against Item 2.

2. Shareholder Proposal: To approve the shareholder proposal with respect to the production of a sustainability report.

☐	FOR	☐	AGAINST	☐	ABSTAIN